Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com

Mark E. Yale	Lisa A. Indest
Executive V.P., CFO	V.P., Finance and Accounting
(614) 887-5610	(614) 887-5844
myale@glimcher.com	lindest@glimcher.com

FOR IMMEDIATE RELEASE
Tuesday, August 7, 2007

GLIMCHER ANNOUNCES PLANS TO PURCHASE
MERRITT SQUARE MALL IN MERRITT ISLAND, FL

COLUMBUS, OH—August 7, 2007—Glimcher Realty Trust, (NYSE:  GRT), one of the country’s premier retail REITs, today announced the execution of a contract to purchase Merritt Square Mall (“Merritt”) in Merritt Island, Florida.

The Company will purchase Merritt subject to an existing $57 million mortgage loan with a fixed interest rate of 5.35% and a 30-year principal amortization.  The loan matures on September 1, 2015.  The Company will complete the acquisition using funds from its line of credit. The Company anticipates closing on this transaction in the fall of 2007.

Merritt was built in 1970 and has undergone several renovations and expansions and is now an upscale, fully enclosed super-regional mall.  Merritt is located in the Brevard County tourist district, which includes Cocoa Beach and Port Canaveral, one of the busiest cruise ship ports in the world.  Merritt has approximately 804,000 square feet of gross leasable area and has retail anchor stores such as, Dilliard’s, Macy’s JCPenney and Sears as well as a 16-screen Cobb Theater.  In-line store occupancy is approximately 94% and average store sales are approximately $350 per square foot.

"Merritt Square Mall fits perfectly within our strategy of acquiring strong, well-located properties with high-growth potential,” stated Michael P. Glimcher, President and CEO.  "This acquisition will provide us a positive initial return based on the strength of the current income.  Additionally, we are excited about the opportunity to leverage our relationships with our national retailers that will result in the improvement of the overall retail mix at the mall."

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F” and “GRT.G”, respectively.  Glimcher Realty Trust is a component of the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, the failure of the Company to make additional investments in regional mall properties and redevelopment of properties, failure of the Company to complete proposed or anticipated acquisitions, the failure to sell properties as anticipated and obtain estimated sale prices, as well as other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

Visit Glimcher at:  www.glimcher.com

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